Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT
We consent to the incorporation by reference in the the Registration Statements on Form S‑3, (Nos. 333-183355 and 333-188677) and Form S-8, (Nos. 333-181165 and 333-191418) of Preferred Apartment Communities, Inc., of our report dated March 24, 2015, on our audit of the combined statement of revenue and certain operating expenses for the year ended December 31, 2014 of Avenues at Cypress and Avenues at Northpointe, which appears in the Current Report on Form 8-K/A of Preferred Communities, Inc., dated March 30, 2015.

/s/ CohnReznick LLP
Atlanta, Georgia
March 30, 2015